Exhibit 10.1

                            TRITON PCS HOLDINGS, INC.

                AMENDED AND RESTATED COMMON STOCK TRUST AGREEMENT
               FOR MANAGEMENT EMPLOYEES AND INDEPENDENT DIRECTORS

         This Amended and Restated Common Stock Trust Agreement for Management Employees and Independent Directors ("Trust Agreement") is made this 26th day of June 1998, by and between Triton PCS Holdings, Inc., a Delaware corporation (the "Company"), and Michael E. Kalogris (the "Trustee"):

         WHEREAS, pursuant to that certain Common Stock Trust Agreement for Management Employees (the "Original Trust Agreement") dated February 4, 1998 by and between the Company and Trustee, the parties created a Trust ("Trust") pursuant to which the Company deposited with the Trustee shares of the Company's common stock to be held by the Trustee, subject to the claims of the Company's creditors in the event of the Company's "insolvency," as herein defined, until distributed from the Trust;

         WHEREAS, it was the intention of the parties to create and maintain a reserve of common stock, and that such Trust constitute an unfunded arrangement maintained for the purpose of providing ownership in the Company for a select group of management employees ("Management Employees"); and

         WHEREAS, in addition to the Management Employees, the parties desire to also provide ownership in the Company for those persons that the Company desires to attract and retain to serve as Independent Directors pursuant to and in accordance with the terms of the Company's Independent Director Stock Award Plan effective as of February 4, 1998; and

         WHEREAS, it is the intention of the parties to amend and restate the Original Trust Agreement in order to amend and modify the terms, conditions and covenants of the Original Trust Agreement, as more particularly set forth herein;

         NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, the parties, intending to be legally bound, do hereby amend and restate the Original Trust Agreement in its entirety and agree that the Trust shall be comprised, held and disposed of as follows:


                       Article I. ESTABLISHMENT OF TRUST.

         1.01 The Company hereby deposits with Trustee in Trust 41,994.71 shares of the Company's common stock, par value $0.01 per share, which is the current equivalent of approximately 21.4% the Company's outstanding common stock, which shall become the principal of the Trust to be held, administered and disposed of by Trustee as provided in this Trust Agreement.
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         1.02 The Trust hereby established shall be revocable by the Company;
provided, however, that the Trust shall become irrevocable upon a change of control, as defined in Section 13.04.

         1.03 This Trust is intended to be a grantor Trust, of which the Company is the grantor, within the meaning of Section 671 of the Internal Revenue Code of 1986, as amended, and shall be construed accordingly.

         1.04 The principal of the Trust, and any dividends or earnings thereon shall be held separate and apart from other funds of the Company and shall be used exclusively for the uses and purposes of compensating Management Employees and Independent Directors (collectively, "Qualified Participants") and general creditors as herein set forth. No employee or director shall have a preferred claim on, or beneficial ownership interest in, any assets of the Trust. Any rights created under this Trust Agreement shall be unsecured contractual rights of a Qualified Participant against the Company based on written agreement between the Company and such Qualified Participant. Any assets held by the Trust shall be subject to the claims of the Company's general creditors under federal and state law in the event of "insolvency," as defined in Section 3.01 herein.

         1.05 Within 60 days following the end of the calendar year ending after the Trust has become irrevocable pursuant to Section 1.02 hereof, the Company shall be required to irrevocably deposit additional shares of common stock of the Company to the Trust in an amount sufficient to pay each Qualified Participant the benefits payable pursuant to the terms of any written agreement reached between such Qualified Participant and the Company as of the close of the calendar year.

                      Article 2. DISTRIBUTIONS FROM TRUST.

         2.01 The Company shall deliver to Trustee a schedule (the "Distribution Schedule") that indicates the number of shares to be distributed in respect of each Qualified Participant or his or her beneficiaries, that provides a formula or other instructions acceptable to the Trustee for determining the shares distributable, the form in which such benefit is to be distributed, and the time of distribution. Except as otherwise provided herein, Trustee shall make distributions to a Qualified Participant or his or her beneficiaries in accordance with such Distribution Schedule. The Trustee shall make provision for the reporting and withholding of any federal, state or local taxes that may be required to be withheld with respect to the distribution of benefits pursuant to the terms of any written agreement between the Company and the Qualified Participant and shall pay amounts withheld to the appropriate taxing authorities or determine that such amounts have been reported, withheld and paid by the Company.

         2.02 The entitlement of a Qualified Participant or his or her beneficiaries to benefits under this Trust shall be determined by the Company or such party as it shall designate, and any claim for such benefits shall be considered and reviewed under the procedures set out in the written agreement between the Company and such Qualified Participant.

         2.03 The Company may distribute benefits directly to the Qualified Participant (or beneficiaries) as benefits become due under the terms of the written agreement between the Company and Qualified Participant. The Company shall notify the Trustee to distribute benefits directly to the Qualified Participant prior to the time benefits are due. In addition, if the principal of the Trust, and any dividends or earnings thereon, are insufficient for payment of benefits, in accordance with the terms of the written agreement between the Company and the Qualified Participant, the Company shall supplement the balance of each such payment as it falls due. The Trustee shall notify the Company if principal and dividends or earnings are insufficient to make the required distribution of benefits following receipt of the Company's notice to distribute benefits.

                      Article 3. INSOLVENCY OF THE COMPANY.

         3.01 The Trustee shall cease distributions of benefits to Qualified Participants and their beneficiaries if the Company becomes "insolvent." "Insolvent" means, for purposes this Trust Agreement, that the Company is (a) unable to pay its debts as the debts become due, or (b) subject to a pending proceeding as a debtor under the United States Bankruptcy Code.

         3.02 At all times during the continuance of this Trust, as provided in
Section 1.04 hereof, the principal and income of the Trust shall be subject to the claims of general creditors of the Company under federal and state law as set forth below.

                (a) The Board of Directors of the Company shall have the duty to inform the Trustee in writing of the Company's "insolvency". If any person claiming to be a creditor of the Company alleges in writing to the Trustee that the Company has become "insolvent", the Trustee shall conduct the appropriate inquiries to determine whether the Company is "insolvent" and pending such determination, the Trustee shall discontinue any and all distributions from the Trust.

                (b) Unless the Trustee has actual knowledge of the Company's "insolvency", or has received notice from the Company or a person claiming to be a creditor alleging that the Company is "insolvent", the Trustee shall have no duty to inquire whether the Company is "insolvent". The Trustee may, at all times, rely on such evidence concerning the Company's solvency.

                (c) If at any time, the Trustee determines that the Company is "insolvent", the Trustee shall discontinue distributions from the Trust and shall hold the assets of the Trust for the benefit of the Company's general creditors. Nothing in this Trust Agreement shall in any way diminish any rights of a Qualified Participant (or his or her beneficiaries) to pursue their rights as general creditors of the Company with respect to benefits due under this Trust or otherwise.

                (d) The Trustee shall resume distribution of benefits in accordance with Article 2 of this Trust Agreement only after the Trustee determines that the Company is "insolvent" (or is no longer "insolvent").

         3.03 Provided that there are sufficient assets, if the Trustee discontinues the distribution of benefits from the Trust pursuant to Section
3.02 hereof, and subsequently resumes such distributions, the first distribution following such discontinuance shall include the aggregate amount of all distributions due to the Qualified Participant (or his or her beneficiaries) under the terms of the written agreement between the Company and Qualified Participant for the period of such discontinuance, less the aggregate amount of any payments or transfers of common stock made to the Qualified Participant (or his or her beneficiaries) by the Company in lieu of the payments provided for hereunder during any such period of discontinuance.

                         Article 4. PAYMENTS TO COMPANY.

        Except as provided in Article 3 hereof, upon the Trust's becoming irrevocable, the Company shall have no right or power to direct the Trustee to return to the Company, or to divert to others, any of the Trust assets before all required distributions of benefits have been made to Qualified Participants (or their beneficiaries) pursuant to the terms of any written agreements between the Company and the Qualified Participants.

                        Article 5. INVESTMENT AUTHORITY.

        The Trustee may invest in securities (including stock or rights to acquire stock) or obligations issued by the Company. All rights associated with assets of the Trust shall be exercised by the Trustee or the Trustee's delegate, and shall in no event be exercisable by or rest with the Qualified Participant, except to the extent any Qualified Participant is appointed Trustee or delegate of the Trustee.

                        Article 6. DISPOSITION OF INCOME.

        During the term of this Trust, all income received by the Trust, net of expenses and taxes, shall be accumulated and reinvested in the common stock of the Company.

                        Article 7. ACCOUNTING BY TRUSTEE.

         The Trustee shall keep accurate and detailed records of all investments, receipts, disbursements, and all other transactions required to be made, including such specific records as shall be agreed upon in writing between the Company and the Trustee. Within 60 days following the close of each calendar year, and within 60 days after the removal or resignation of the Trustee, the Trustee shall deliver to the Company a written account of his administration of the Trust during such year or during the period from the close of the last preceding year to the date of such removal or resignation, setting forth all investments, receipts, disbursements and other transactions occurring during such period, including a description of all securities and investments purchased and sold with the cost or net proceeds of such purchases or sales (accrued interest paid or receivable being shown separately), and showing all cash, securities and other property held in the Trust at the end of such year or as of the date of such removal or resignation, as the case may be.

                      Article 8. RESPONSIBILITY OF TRUSTEE.

         8.01 The Trustee shall act with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims; provided, however, that the Trustee shall incur no liability to any person for any action taken pursuant to a direction, request or approval given by the Company that is contemplated by, and in conformity with the terms of any written agreement between the Company and a Qualified Participant or this Trust and is given in writing by the Company. In the event of a dispute between the Company and a party, the Trustee may apply to a court of competent jurisdiction to resolve the dispute.

        8.02 If the Trustee undertakes or defends any litigation arising in connection with this Trust, the Company agrees to indemnify the Trustee against the Trustee's costs, expenses and liabilities (including, without limitation, attorneys' fees and expenses) relating thereto and to be primarily liable for such payments. If the Company does not pay such costs, expenses and liabilities in a reasonably timely manner, the Trustee may obtain payment from the Trust, to the extent that the Trust maintains any cash assets as a result of dividends or other earnings paid on the common stock in Trust.

        8.03 The Trustee may consult with legal counsel (who may also be counsel for the Company generally) with respect to any of his duties or obligations hereunder.

        8.04 The Trustee may hire agents, accountants, actuaries, investment advisors, financial consultants or other professionals to assist him in performing any of the duties or obligations hereunder.

        8.05 The Trustee shall have, without exclusion, all powers conferred on trustees by applicable law, unless expressly provided otherwise herein.

        8.06 Notwithstanding any powers granted to the Trustee pursuant to this Trust Agreement or pursuant to applicable law, the Trustee shall not have any power that could give this Trust the objective of carrying on a business and dividing the gains therefrom, within the meaning of Section 301.7701-2 of the Procedure and Administrative Regulations promulgated pursuant to the Internal Revenue Code.

                Article 9. COMPENSATION AND EXPENSES OF TRUSTEE.

        The Company shall pay all administrative expenses associated with the implementation, maintenance and operation of the Trust and all Trustee's fees and expenses.

                 Article 10. RESIGNATION AND REMOVAL OF TRUSTEE.

        10.01 The Trustee may resign at any time by written notice to the Company, which shall be effective 30 days following receipt of such notice unless the Company and the Trustee agree otherwise.

        10.02 The Trustee may be removed by the Company on 30 days notice or upon shorter notice accepted by the Trustee.

        10.03 If the Trustee resigns or is removed, a successor or Trustee shall be appointed, in accordance with Article 11 hereof, by the effective date of resignation or removal. If the Trustee resigns or is removed within one year of a change of control, as defined in Section 13.04, the Trustee shall select a successor Trustee in accordance with the provisions of Section 11.02 hereof prior to the effective date of the Trustee's resignation or removal. If no such appointment has been made, the Trustee may apply to a court of competent jurisdiction for appointment of a successor Trustee or for instructions for appointment of a successor Trustee. All expenses of the Trustee in connection with the proceeding shall be paid by the Company.

        10.04 Upon resignation or removal of the Trustee and appointment of a successor Trustee, all assets shall subsequently be transferred to the successor Trustee. The transfer shall be completed within 30 days after receipt of notice of resignation, removal or transfer. The Company may extend the time limit for transfer of assets, however, in the event of resignation of the Trustee.

                  Article 11. APPOINTMENT OF SUCCESSOR TRUSTEE.

        11.01 If the Trustee resigns or is removed, other than within the time period provided in Section 10.03 hereof, the Company may appoint any third party, such as a bank Trust department or other party that may be granted corporate Trustee powers under state law, as a Successor Trustee to replace the Trustee upon resignation or removal. The appointment shall be effective when accepted in writing by the Successor Trustee, who shall have all of the rights and powers of the former Trustee, including ownership rights in the Trust assets. The former Trustee shall execute any instrument necessary or reasonably requested by the Company or the Successor Trustee to evidence the transfer.

        11.02 If the Trustee resigns or is removed within the time period provided in Section 10.03 hereof and selects a Successor Trustee, the Trustee may appoint any third party, such as a bank Trust department or other party that may be granted corporate Trustee powers under state law. The appointment of a Successor Trustee shall be effective when accepted in writing by the Successor Trustee. The Successor Trustee shall have all the rights and powers of the former Trustee, including ownership rights in Trust assets. The former Trustee shall execute any instrument necessary or reasonably requested by the Successor Trustee to evidence the transfer.

        11.03 The Successor Trustee need not examine the records and acts of any prior Trustee and may retain or dispose of existing Trust assets, subject to Articles 7 and 8 hereof. The Successor Trustee shall not be responsible for and the Company shall indemnify and defend the Successor Trustee from any claim or liability resulting from any action or inaction of any prior Trustee or from any other past event, or any condition existing at the time it becomes Successor Trustee.

                      Article 12. AMENDMENT OR TERMINATION.

        12.01 This Trust Agreement may be amended by a written instrument executed by the Trustee and the Company. Notwithstanding the foregoing, no such amendment shall: (a) take effect less than one year following any change of control; (b) conflict with the terms of any written agreement between the Company and a Qualified Participant; or (c) shall make the Trust revocable after it has become irrevocable in accordance with Section 1.02 hereof.

        12.02 The Trust shall not terminate until all Qualified Participants and their beneficiaries are no longer entitled to benefits pursuant to the terms of their written agreements with the Company. Upon termination of the Trust any assets remaining in the Trust shall be returned to the Company.

        12.03 Upon written approval of all Qualified Participants entitled to distribution of benefits under this Trust, pursuant to the terms of their written agreements with the Company, the Company may terminate this Trust prior to the time all distributions have been made. All assets in the Trust at termination shall be returned to the Company.

                           Article 13. MISCELLANEOUS.

        13.01 Any provision of this Trust Agreement prohibited by law shall be ineffective to the extent of any such prohibition, without invalidating the remaining provisions hereof.

        13.02 Benefits payable under this Trust Agreement may not be anticipated, assigned (either at law or in equity), alienated, pledged, encumbered or subjected to attachment, garnishment, levy, execution or other legal or equitable process insofar as the Qualified Participant or his or her beneficiaries are concerned.

        13.03 This Trust Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.

        13.04 For purposes of this Trust, "change of control" shall mean the purchase or other acquisition by any person, entry or group of persons, within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934 ("Act"), or any comparable successor provisions, or beneficial ownership within the meaning of Rule 13d.3 promulgate under the stock or the combined voting power of the Company's then outstanding voting securities entitled to vote generally, or the approval by the stockholders of the Company of a reorganization, merger, or consolidation, in each case, with respect to which persons who were stockholders of the Company immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than 50 percent of the combined voting power entitled to vote generally in the election of directors or the reorganized, merged or consolidated Company's then outstanding securities, or a liquidation or dissolution of Company or of the sale of all or substantially all of the Company's assets.


                     [SIGNATURES CONTAINED ON THE NEXT PAGE]

        IN WITNESS WHEREOF, the Company and Trustee have executed this Trust Agreement as of the date first above written.


                                      TRITON PCS HOLDINGS, INC.

                                  By: /s/David D. Clark
                                      -------------------------------------
                                         David D. Clark, Senior Vice President


                                      TRUSTEE:

                                      /s/Michael E. Kalogris
                                      -----------------------------------
                                         Michael E. Kalogris